Exhibit 1A-11.ii

CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion of our report dated March 29, 2022, with respect to the financial statements of Tuscan Gardens Senior Living Communities, Inc. as of December 31, 2021 and 2020, and for the years then ended, and the related notes to the financial statements, in this Regulation A Form 1-K of Tuscan Gardens Senior Living Communities, Inc. We also consent to the reference to our firm under caption “Experts”.

Orlando, Florida

March 29, 2022